Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	May 4, 2022

GRAHAM HOLDINGS COMPANY REPORTS
FIRST QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $95.6 million ($19.45 per share) for the first quarter of 2022, compared to $112.5 million ($22.44 per share) for the first quarter of 2021.
The results for the first quarter of 2022 and 2021 were also affected by a number of items as described in the following paragraphs. Excluding these items, net income attributable to common shares was $62.7 million ($12.76 per share) for the first quarter of 2022, compared to $46.3 million ($9.25 per share) for the first quarter of 2021. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s net income for the first quarter of 2022:
•$46.9 million in net gains on marketable equity securities (after-tax impact of $34.7 million, or $7.05 per share);
•$0.4 million in net earnings of affiliates whose operations are not managed by the Company (after-tax impact of $0.3 million, or $0.05 per share);
•Non-operating gain of $1.7 million from sales of an equity method and cost method investment (after-tax impact of $1.3 million, or $0.26 per share); and
•$3.4 million in interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest (after-tax impact of $3.3 million, or $0.67 per share).
Items included in the Company’s net income for the first quarter of 2021:
•$79.2 million in net gains on marketable equity securities (after-tax impact of $57.6 million, or $11.50 per share);
•$10.3 million in net earnings of affiliates whose operations are not managed by the Company (after-tax impact of $7.5 million, or $1.50 per share);
•a non-operating gain of $2.7 million from the write-up of a cost method investment (after-tax impact of $2.0 million, or $0.40 per share); and
•$1.1 million in interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest ($0.21 per share).
Revenue for the first quarter of 2022 was $914.7 million, up 28% from $712.5 million in the first quarter of 2021. Revenues increased at education, television broadcasting, healthcare, automotive and other businesses. The Company reported operating income of $40.0 million for the first quarter of 2022, compared to $33.8 million for the first quarter of 2021. Operating results increased at education, television broadcasting, manufacturing and automotive, offset by declines at healthcare and other businesses.
The COVID-19 pandemic and measures taken to prevent its spread significantly impacted the Company’s results for 2021 and, to a lesser extent, the first quarter of 2022, largely from reduced demand for the Company’s products and services. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.

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Division Results
Education
Education division revenue totaled $358.0 million for the first quarter of 2022, up 9% from $329.3 million for the same period of 2021. Kaplan reported operating income of $20.4 million for the first quarter of 2022, compared to $18.9 million for the first quarter of 2021.
The COVID-19 pandemic adversely impacted Kaplan’s operating results during 2021 and, to a lesser extent, the first quarter of 2022. Kaplan serves a large number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of certain international students to travel and attend Kaplan’s programs, particularly at Kaplan International’s Language programs (Languages) in 2021.
A summary of Kaplan’s operating results is as follows:

	Three Months Ended
	March 31
(in thousands)	2022	2021	% Change
Revenue
Kaplan international	$204,513	$171,895	19
Higher education	75,808	75,686	0
Supplemental education	76,304	79,655	(4)
Kaplan corporate and other	4,345	3,363	29
Intersegment elimination	(2,958)	(1,282)	—
	$358,012	$329,317	9
Operating Income (Loss)
Kaplan international	$20,564	$10,207	—
Higher education	5,037	6,253	(19)
Supplemental education	3,371	12,497	(73)
Kaplan corporate and other	(4,433)	(4,907)	10
Amortization of intangible assets	(4,146)	(4,165)	0
Impairment of long-lived assets	—	(1,047)	—
Intersegment elimination	19	98	—
	$20,412	$18,936	8
Kaplan International includes postsecondary education, professional training and language training businesses largely outside the United States. Kaplan International revenue increased 19% for the first quarter of 2022 (23% on a constant currency basis). The increase is due largely to growth at Languages, Pathways and UK Professional. Kaplan International reported operating income of $20.6 million in the first quarter of 2022, compared to $10.2 million in the first quarter of 2021. The increase is due largely to a reduction in losses at Languages, and improved results at Pathways. Overall, Kaplan International’s operating results were negatively impacted by $6 million and $13 million in losses incurred at Languages from COVID-19 disruptions for the first quarter of 2022 and 2021, respectively. At the end of the first quarter of 2022, travel restrictions imposed as a result of COVID-19 have been substantially lifted, except in parts of Asia. Consequently, the Company expects significantly improved results at Languages for the remainder of 2022, assuming no new travel restrictions are imposed.
Higher Education includes the results of Kaplan as a service provider to higher education institutions. In the first quarter of 2022, Higher Education revenue was flat compared to the first quarter of 2021. For the first quarter of 2022 and 2021, Kaplan recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA. Enrollments at Purdue Global for the first quarter of 2022 were approximately the same as the first quarter of 2021. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. Higher Education results declined in the first quarter of 2022 due to increased investment costs incurred related to new university agreements.
Supplemental Education includes Kaplan’s standardized test preparation programs and domestic professional and other continuing education businesses. In November 2021, Supplemental Education acquired two small businesses. Supplemental Education revenue declined 4% for the first quarter of 2022, due largely to declines in retail comprehensive test preparation demand. Overall, demand for graduate and pre-college test preparation programs has declined due to the strength of US employment markets and the decline in test-takers. Operating results declined in the first quarter of 2022 due to decreased revenues and increased advertising and product development costs.
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Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities.
Television Broadcasting
Graham Media Group, Inc. owns seven television stations located in Houston, TX; Detroit, MI; Orlando, FL; San Antonio, TX; Jacksonville, FL; and Roanoke, VA, as well as SocialNewsDesk, a provider of social media management tools designed to connect newsrooms with their users. Revenue at the television broadcasting division increased 9% to $123.4 million in the first quarter of 2022, from $113.6 million in the same period of 2021. The revenue increase is due to a $2.5 million increase in retransmission revenues, a $2.4 million increase in political advertising revenue, and increases from winter Olympics and Super Bowl advertising revenue at the Company’s NBC affiliates in the first quarter of 2022. Operating income for the first quarter of 2022 increased 21% to $39.9 million, from $33.0 million in the same period of 2021, due to increased revenues, partially offset by higher network fees.
Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues were flat in the first quarter of 2022, with a reduction in revenues at Hoover from lower wood prices and lower product demand, offset by increased revenues at Dekko, Joyce, and Forney. Wood prices have been highly volatile in 2021 and the first quarter of 2022; overall, Hoover results included significant wood gains on inventory sales in the first quarter of 2022 and 2021 from generally increasing wood prices during these periods, with gains in the first quarter of 2022 lower than the prior year. Manufacturing operating results increased 12% in the first quarter of 2022, due to improved results at Dekko and Forney and reduced amortization of intangible assets expense, partially offset by a decline at Hoover from reduced wood gains on inventory sales in the first quarter of 2022.
Healthcare
Graham Healthcare Group (GHG) provides home health and hospice services in four states. In December 2021, GHG acquired two small businesses, one of which expanded GHG’s home health operations into Florida. GHG provides other healthcare services, including nursing care and prescription services for patients receiving in-home infusion treatments through its 75% interest in CSI Pharmacy Holdings Company, LLC (CSI). Healthcare revenues increased 34% for the first quarter of 2022 largely due to growth at CSI and home health services and from businesses acquired in the fourth quarter of 2021. The decline in GHG operating results in the first quarter of 2022 is due primarily to increased marketing, human resources and recruiting costs and overall increased compensation costs in nursing and clinical staffing, partially offset by improved results at CSI.
The Company also holds interests in four home health and hospice joint ventures managed by GHG, whose results are included in equity in earnings of affiliates in the Company’s Consolidated Statements of Operations. The Company recorded equity in earnings of $1.9 million and $2.8 million for the first quarter of 2022 and 2021, respectively, from these joint ventures. During the first quarter of 2022, GHG, through its Residential Home Illinois and Residential Hospice Illinois affiliates, acquired an interest in the home health and hospice assets of NorthShore University HealthSystem, an integrated healthcare delivery system serving patients throughout the Chicago, IL area. The transaction resulted in a decrease to GHG’s interest in Residential Hospice Illinois and a $0.6 million non-operating gain related to the change in interest.
Automotive
Automotive includes four automotive dealerships in the Washington, D.C. metropolitan area: Ourisman Lexus of Rockville, Ourisman Honda of Tysons Corner, Ourisman Jeep Bethesda and Ourisman Ford of Manassas. On December 28, 2021, the Company acquired a Ford dealership located in Manassas, VA from the Battlefield Automotive Group. Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships, and his team of industry professionals operate and manage the dealerships; the Company holds a 90% stake.
Revenues for the first quarter of 2022 increased significantly due largely to the Ford dealership acquisition and sales growth at each of the three legacy dealerships from higher average new and used car selling prices as a result of strong customer demand and new vehicle inventory shortages related to supply chain disruptions and production delays at vehicle manufacturers. Operating results for the first quarter of 2022 improved significantly due largely to the Ford acquisition and improved results at each of the three legacy dealerships due to increased sales and margins.
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Other Businesses
Leaf Group
On June 14, 2021, the Company acquired Leaf Group Ltd. (Leaf), a consumer internet company, headquartered in Santa Monica, CA, that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). Leaf has three major operating divisions: Society6 Group and Saatchi Art Group (Marketplace businesses) and the Media Group. Overall, Leaf reported a significant operating loss for the first quarter of 2022.
Clyde’s Restaurant Group
Clyde’s Restaurant Group (CRG) owns and operates eleven restaurants and entertainment venues in the Washington, D.C. metropolitan area, including Old Ebbitt Grill and The Hamilton. As a result of the COVID-19 pandemic, CRG temporarily closed its restaurant dining rooms in Maryland and the District of Columbia in December 2020, reopening again for limited indoor dining service in mid-February 2021. Various government-ordered dining restrictions continued until the middle of 2021. Overall, CRG incurred operating losses in each of the first quarters of 2022 and 2021. While CRG operations have been adversely impacted as a result of the pandemic, both revenues and operating results improved significantly in the first quarter of 2022 and this improvement is expected to continue for the remainder of 2022.
Framebridge
Framebridge is a custom framing service company, headquartered in Washington, D.C., with fifteen retail locations in the Washington, D.C., New York City, Atlanta, GA, Philadelphia, PA, Boston, MA and Chicago, IL areas and two manufacturing facilities in Kentucky and New Jersey. Framebridge plans to open five additional stores in 2022. Framebridge revenues increased in the first quarter of 2022 due primarily to operating additional retail stores compared to the first quarter of 2021. In the first quarter of 2022, Framebridge completed working through a significant backlog of orders that had built-up in the fourth quarter of 2021. Framebridge is an investment stage business and reported significant operating losses in the first quarters of 2022 and 2021.
Code3
Code3 is a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce. Code3 revenues were up in the first quarter of 2022. Code3 reported operating losses in the first quarter of 2022 and 2021.
Other
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and four investment stage businesses, CyberVista, Decile, Pinna and City Cast. Foreign Policy, Decile, Pinna and City Cast reported revenue increases in the first quarter of 2022. Losses from each of these six businesses in the first quarter of 2022 adversely affected operating results.
Overall, for the first quarter of 2022, operating revenues for other businesses increased due largely to the Leaf acquisition and increases at CRG and Framebridge. Operating results declined in the first quarter of 2022 due primarily to losses at Leaf and increased losses at Framebridge, partially offset by improved results at CRG.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions.
Equity in Earnings of Affiliates
At March 31, 2022, the Company held an approximate 12% interest in Intersection Holdings, LLC (Intersection), a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in several other affiliates, including a number of home health and hospice joint ventures managed by GHG and two joint ventures managed by Kaplan. Overall, the Company recorded equity in earnings of affiliates of $2.6 million for the first quarter of 2022, compared to $13.4 million for the first quarter of 2021. These amounts include $0.4 million and $10.3 million in net earnings for the first quarter of 2022 and 2021, respectively, from affiliates whose operations are not managed by the Company.
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Net Interest Expense and Related Balances
The Company incurred net interest expense of $10.7 million for the first quarter of 2022, compared to $7.6 million for the first quarter of 2021. The Company recorded interest expense of $3.4 million in the first quarter of 2022 and $1.1 million in the first quarter of 2021 to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG.
At March 31, 2022, the Company had $627.9 million in borrowings outstanding at an average interest rate of 4.6%, and cash, marketable equity securities and other investments of $975.7 million. At March 31, 2022, the Company had $170.9 million outstanding on its $300 million revolving credit facility. On May 3, 2022, the Company entered into an amended and restated revolving credit facility agreement, which among other things, extends the maturity date to May 30, 2027, and removes USD LIBOR as a benchmark interest rate for borrowings denominated in U.S. dollars.
Non-operating Pension and Postretirement Benefit Income, net
The Company recorded net non-operating pension and postretirement benefit income of $50.5 million for the first quarter of 2022, compared to $28.8 million for the first quarter of 2021.
Gain on Marketable Equity Securities, net
Overall, the Company recognized $46.9 million and $79.2 million in net gains on marketable equity securities in the first quarter of 2022 and 2021, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $2.9 million for the first quarter of 2022, compared to $6.3 million for the first quarter of 2021. The 2022 amounts included a $1.1 million gain on sale of a cost method investment; $0.9 million in gains related to the sale of businesses and contingent consideration; a $0.6 million gain on sale of an equity affiliate and other items; partially offset by $1.0 million in foreign currency losses. The 2021 amounts included a $2.7 million fair value increase on a cost method investment and other items.
Provision for Income Taxes
The Company’s effective tax rate for each of the first quarters of 2022 and 2021 was 26.9%.
Earnings Per Share
The calculation of diluted earnings per share for the first quarter of 2022 was based on 4,885,212 weighted average shares outstanding, compared to 4,977,340 for the first quarter of 2021. At March 31, 2022, there were 4,893,631 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 254,219 shares as of March 31, 2022.
Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2021 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31%
(in thousands, except per share amounts)	2022	2021	Change
Operating revenues	$914,721	$712,455	28
Operating expenses	840,363	647,082	30
Depreciation of property, plant and equipment	19,475	16,545	18
Amortization of intangible assets	14,912	13,937	7
Impairment of long-lived assets	—	1,047	—
Operating income	39,971	33,844	18
Equity in earnings of affiliates, net	2,604	13,428	(81)
Interest income	715	890	(20)
Interest expense	(11,417)	(8,448)	35
Non-operating pension and postretirement benefit income, net	50,505	28,787	75
Gain on marketable equity securities, net	46,912	79,214	(41)
Other income, net	2,876	6,320	(54)
Income before income taxes	132,166	154,035	(14)
Provision for income taxes	35,600	41,400	(14)
Net income	96,566	112,635	(14)
Net income attributable to noncontrolling interests	(942)	(185)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$95,624	$112,450	(15)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$19.50	$22.49	(13)
Basic average number of common shares outstanding	4,871	4,967
Diluted net income per common share	$19.45	$22.44	(13)
Diluted average number of common shares outstanding	4,885	4,977

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended
	March 31		%
(in thousands)	2022	2021	Change
Operating Revenues
Education	$358,012	$329,317	9
Television broadcasting	123,419	113,625	9
Manufacturing	115,940	115,960	0
Healthcare	67,255	50,043	34
Automotive	150,967	67,727	—
Other businesses	99,617	36,312	—
Corporate office	—	—	—
Intersegment elimination	(489)	(529)	—
	$914,721	$712,455	28
Operating Expenses
Education	$337,600	$310,381	9
Television broadcasting	83,521	80,647	4
Manufacturing	105,965	107,053	(1)
Healthcare	60,896	42,903	42
Automotive	143,889	67,203	—
Other businesses	130,361	56,173	—
Corporate office	13,007	14,780	(12)
Intersegment elimination	(489)	(529)	—
	$874,750	$678,611	29
Operating Income (Loss)
Education	$20,412	$18,936	8
Television broadcasting	39,898	32,978	21
Manufacturing	9,975	8,907	12
Healthcare	6,359	7,140	(11)
Automotive	7,078	524	—
Other businesses	(30,744)	(19,861)	(55)
Corporate office	(13,007)	(14,780)	12
	$39,971	$33,844	18
Depreciation
Education	$8,505	$7,780	9
Television broadcasting	3,289	3,473	(5)
Manufacturing	2,428	2,517	(4)
Healthcare	410	317	29
Automotive	777	530	47
Other businesses	3,915	1,760	—
Corporate office	151	168	(10)
	$19,475	$16,545	18
Amortization of Intangible Assets and Impairment of Long-Lived Assets
Education	$4,146	$5,212	(20)
Television broadcasting	1,360	1,359	0
Manufacturing	5,163	6,987	(26)
Healthcare	929	781	19
Automotive	—	—	—
Other businesses	3,314	645	—
Corporate office	—	—	—
	$14,912	$14,984	0
Pension Expense
Education	$2,536	$2,283	11
Television broadcasting	926	835	11
Manufacturing	328	395	(17)
Healthcare	186	172	8
Automotive	6	—	—
Other businesses	520	369	41
Corporate office	1,529	1,548	(1)
	$6,031	$5,602	8
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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended
	March 31		%
(in thousands)	2022	2021	Change
Operating Revenues
Kaplan international	$204,513	$171,895	19
Higher education	75,808	75,686	0
Supplemental education	76,304	79,655	(4)
Kaplan corporate and other	4,345	3,363	29
Intersegment elimination	(2,958)	(1,282)	—
	$358,012	$329,317	9
Operating Expenses
Kaplan international	$183,949	$161,688	14
Higher education	70,771	69,433	2
Supplemental education	72,933	67,158	9
Kaplan corporate and other	8,778	8,270	6
Amortization of intangible assets	4,146	4,165	0
Impairment of long-lived assets	—	1,047	—
Intersegment elimination	(2,977)	(1,380)	—
	$337,600	$310,381	9
Operating Income (Loss)
Kaplan international	$20,564	$10,207	—
Higher education	5,037	6,253	(19)
Supplemental education	3,371	12,497	(73)
Kaplan corporate and other	(4,433)	(4,907)	10
Amortization of intangible assets	(4,146)	(4,165)	0
Impairment of long-lived assets	—	(1,047)	—
Intersegment elimination	19	98	—
	$20,412	$18,936	8
Depreciation
Kaplan international	$5,755	$5,252	10
Higher education	1,020	852	20
Supplemental education	1,639	1,576	4
Kaplan corporate and other	91	100	(9)
	$8,505	$7,780	9
Pension Expense
Kaplan international	$72	$71	1
Higher education	1,081	1,083	0
Supplemental education	1,182	931	27
Kaplan corporate and other	201	198	2
	$2,536	$2,283	11
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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding net income excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
▪the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
▪the ability to identify trends in the Company’s underlying business; and
▪a better understanding of how management plans and measures the Company’s underlying business.
Net income, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended March 31
	2022			2021
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$132,166	$35,600	$96,566	$154,035	$41,400	$112,635
Attributable to noncontrolling interests			(942)			(185)
Attributable to Graham Holdings Company Stockholders			95,624			112,450
Adjustments:
Net gains on marketable equity securities	(46,912)	(12,227)	(34,685)	(79,214)	(21,574)	(57,640)
Net earnings of affiliates whose operations are not managed by the Company	(357)	(93)	(264)	(10,332)	(2,814)	(7,518)
Non-operating gains from sales and write-ups of cost and equity method investments	(1,680)	(422)	(1,258)	(2,723)	(700)	(2,023)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	3,423	145	3,278	1,051	—	1,051
Net income, adjusted (non-GAAP)			$62,695			$46,320

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$19.45			$22.44
Adjustments:
Net gains on marketable equity securities			(7.05)			(11.50)
Net earnings of affiliates whose operations are not managed by the Company			(0.05)			(1.50)
Non-operating gains from sales and write-ups of cost and equity method investments			(0.26)			(0.40)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			0.67			0.21
Diluted income per common share, adjusted (non-GAAP)			$12.76			$9.25

The adjusted diluted per share amounts may not compute due to rounding.

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